Burnham Investors Trust

Expense Limitation Agreement

EXPENSE LIMITATION AGREEMENT, made as of this 1st day of May, 2007, by and among Burnham Asset Management Corporation (the “Adviser”), Burnham Securities, Inc. (the “Distributor”) and Burnham Investors Trust (the “Trust”), on behalf of each series identified and from time to time set forth on Schedule A attached hereto (each, a “Schedule A Fund”) and each series identified and from time to time set forth on Schedule B attached hereto (each, a “Schedule B Fund”) (each Schedule A Fund and Schedule B Fund, a “Fund”).

WHEREAS, the Trust is registered under the Investment Company Act of 1940, as amended (the “1940 Act”), as an open-end management investment company and is organized as a statutory trust under the laws of the State of Delaware, and each Fund is a series of the Trust;

WHEREAS, the Trust, on behalf of each Fund, and the Adviser are parties to an investment advisory agreement (the “Advisory Agreement”), pursuant to which the Adviser provides investment advisory services to each Fund in consideration of compensation based on the value of the average daily net assets of such Fund (the “Advisory Fee”);

WHEREAS, the Trust, on behalf of each Fund, and the Distributor are parties to such Fund’s plan adopted in accordance with Rule 12b-1 under the 1940 Act (each, a “Rule 12b-1 Plan”) relating to each class of shares of each Fund, pursuant to which the Distributor engages in marketing and distribution activities on behalf of such Fund in consideration for compensation based on the value of the average daily net assets of such Fund (the “Rule 12b-1 Fee”);

WHEREAS, the Adviser and the Distributor have voluntarily determined that it is appropriate and in the best interests of each Fund and its shareholders to maintain certain expenses of each class of the Funds at specified levels. The Trust, on behalf of each Fund, the Adviser and the Distributor therefore have entered into this Expense Limitation Agreement (this “Agreement”) in order to maintain the expense ratio of each class of each Schedule A Fund at the level specified in Schedule A attached hereto, or to limit the “other expenses” of each class of each Schedule B Fund at the level specified in Schedule B attached hereto, as the case may be, on the terms and conditions set forth herein;

WHEREAS, each Schedule A Fund is prepared to repay the Adviser and the Distributor, subject to the terms and conditions set forth herein, certain waived Advisory Fees and Rule 12b-1 Fees if such Fund subsequently achieves a sufficient level of assets;

WHEREAS, each Schedule A Fund and each Schedule B Fund is prepared to repay the Adviser, subject to the terms and conditions set forth herein, certain reimbursed Excess Amounts (as defined in Section 1.2) if such Fund subsequently achieves a sufficient level of assets; and

WHEREAS, this Agreement supercedes, with respect to each Fund, the Excess Expense Plan of the Trust adopted by the Trust’s Audit Committee on February 16, 2001 (the “Excess Expense Plan”);

NOW THEREFORE, in consideration of the mutual covenants set forth herein and other good and valuable consideration, the receipt of which is hereby acknowledged, the parties hereto agree as follows:

1.  Expense Limitations.

1.1  Expense Limit Applicable to Schedule A Funds. During the Term (as defined in Section 2.1), the Adviser and the Distributor each agree to waive all or a portion of their respective Advisory Fees and Rule 12b-1 Fees to the extent necessary so that the “Total Annual Fund Operating Expenses” (as defined in Form N-1A under the 1940 Act) incurred by the applicable class of shares of a Schedule A Fund (excluding Non-Capped Expenses, as defined in Section 1.3) (“Capped Operating Expenses”) do not exceed the Expense Limit (as defined in Section 1.4) applicable to such class. During the Term, to the extent that Capped Operating Expenses incurred by a class of shares of a Schedule A Fund in any fiscal year (after the waiver of Advisory Fees by the Adviser and Rule 12b-1 Fees by the Distributor) exceed the Expense Limit for such class, such excess amount (the “Schedule A Fund Excess Amount”) shall be borne by the Adviser. The parties hereto agree that to the extent Capped Operating Expenses applicable to a class of shares of a Schedule A Fund in any fiscal year do not exceed the Expense Limit for such class, the Advisory Fee and Rule 12b-1 Fee shall be payable by such Schedule A Fund in respect of such class in the following order:

•	first, the Distributor shall be entitled to receive the Rule 12b-1 Fee up to the amount payable under such Schedule A Fund’s Rule 12b-1 Plan applicable to such class of shares; and

•	thereafter, the Adviser shall be entitled to receive the Advisory Fee up to the amount payable under the Advisory Agreement.

1.2  Expense Limit Applicable to Schedule B Funds. During the Term, the Adviser agrees to pay or reimburse the expenses of each class of shares of each Schedule B Fund to the extent necessary so that “Other Expenses” (as defined in Form N-1A under the 1940 Act) incurred by such class (excluding Non-Capped Expenses) (“Capped Other Expenses”) do not exceed the Expense Limit applicable to such class. During the Term, to the extent that Capped Other Expenses incurred by a class of shares of a Schedule B Fund in any fiscal year exceed the Expense Limit for such class, such excess amount (the “Schedule B Fund Excess Amount”) shall be borne by the Adviser. Each of a Schedule A Fund Excess Amount and a Schedule B Fund Excess Amount shall be referred to herein as an “Excess Amount.”

1.3  Non-Capped Expenses. The following costs and expenses (“Non-Capped Expenses”) are outside of the Expense Limits: interest charges on Fund borrowings, taxes, brokerage commissions, dealer spreads and other transaction costs, expenditures that are capitalized in accordance with generally accepted accounting principles, “Acquired Fund” (as defined in Form N-1A under the 1940 Act) fees and expenses, short sale dividends, extraordinary expenses not incurred in the ordinary course of a Fund’s business (i.e., litigation and indemnification), and any other costs and expenses that may be approved by the Board of Trustees of the Trust (the “Board”). Extraordinary expenses are expenses that are unusual or are expected to recur infrequently, and may include, but are not limited to: (i) expenses of the reorganization, restructuring or merger of a Fund, including the acquisition of all the assets of a Fund or the acquisition by a Fund of another fund’s assets, (ii) expenses of substantially rewriting and reformatting a Fund’s disclosure documents (as distinguished from routine annual revisions and updates), (iii) expenses of holding, and soliciting proxies, for a shareholder meeting to consider and vote upon changes to a Fund’s investment policies and restrictions, charter documents or other fundamental matters (as distinguished from routine matters such as the election of Trustees or the approval or accountants), and (iv) expenses of converting to a new custodian, transfer agent or other service provider.

1.4  Expense Limit. The maximum “Expense Limit” in any year with respect to each class of shares of a Fund shall be the amount specified in Schedule A or Schedule B, as the case may be, based on a percentage of the average daily net assets of the applicable class.

1.5  Reimbursement. The Trust shall keep a record of the amounts of Advisory Fees and Rule 12b-1 Fees waived in respect of Schedule A Funds pursuant to Section 1.1 hereof and Excess Amounts reimbursed in respect of Schedule A Funds and Schedule B Funds pursuant to Section 1.1 and Section 1.2 hereof (such waived fees and reimbursed Excess Amounts, “Prior Expenses”). Subject to the last sentence of this Section 1.5, if at any future date Capped Operating Expenses of a class of shares of a Schedule A Fund are less than the Expense Limit for such class, the Adviser and the Distributor shall be entitled to payment by such class of the amount of the Prior Expenses that the Adviser and Distributor have respectively waived and/or reimbursed in respect of such class, without interest thereon, except to the extent that such payment will cause the Capped Operating Expenses of such class to exceed the Expense Limit for that class. Subject to the last sentence of this Section 1.5, if at any future date Capped Other Expenses of a class of shares of a Schedule B Fund are less than the Expense Limit for such class, the Adviser shall be entitled to payment by such class of the amount of the Prior Expenses that the Adviser has paid or reimbursed in respect of such class, without interest thereon, except to the extent that such payment will cause the Capped Other Expenses of such class to exceed the Expense Limit for that class. If the Capped Operating Expenses or Capped Other Expenses of a class of shares of a Fund, as applicable, subsequently exceed the Expense Limit for that class, the payment of Prior Expenses to the Adviser and/or the Distributor, as applicable, shall be suspended. If subsequent payment of Prior Expenses shall be resumed to the extent that Capped Operating Expenses or Capped Other Expenses, as applicable, do not exceed the Expense Limit for the class, the Expense Limit for such class shall apply (unless previously terminated in accordance with Section 2 hereof). The Adviser and the Distributor may each seek reimbursement only for Prior Expenses waived, reimbursed or paid by it during the three fiscal years immediately prior to such reimbursement; provided, however, that such Prior Expenses may only be reimbursed hereunder to the extent they were waived, reimbursed or paid after the Effective Date (as defined in Section 2.1) applicable to the class from which reimbursement is sought (or the effective date of the Excess Expense Plan or any prior agreement that is similar to this Agreement). The provisions of this Agreement shall survive the termination of this Agreement to the extent necessary to permit any such reimbursement.

1.6  Limitation of Liability. The obligations and expenses incurred, contracted for or otherwise existing with respect to a Fund shall be enforced against the assets of such Fund or the applicable class thereof and not against the assets of any other class or any other Fund or series of the Trust. It is understood and expressly stipulated that neither the holders of shares of a Fund nor the Trustees of the Trust shall be personally liable hereunder.

1.7  Method of Computation. To determine the Adviser’s and the Distributor’s obligations hereunder, each month the Capped Operating Expenses or Capped Other Expenses, as applicable, for a class of shares of a Fund shall be annualized as of the last day of the month. If the annualized Capped Operating Expenses or Capped Other Expenses, as applicable, of a class of shares of a Fund for any month exceed the Expense Limit for such class, (i) if the Fund is a Schedule A Fund, the Adviser and/or the Distributor shall waive all or a portion of their respective Advisory Fees and/or Rule 12b-1 Fees for such month, and if necessary the Adviser promptly shall remit an amount to the class, or bear an amount of expenses, that is sufficient to reduce the annualized Capped Operating Expenses to an amount that is no higher than the Expense Limit for such class, provided that any waiver of Advisory Fees shall be applied to each class of the same Fund pro rata based on the assets of each class, or (ii) if the Fund is a Schedule B Fund, the Adviser promptly shall remit an amount to the class, or bear an amount of expenses, that is sufficient to reduce the annualized Capped Other Expenses to an amount that is no higher than the Expense Limit for such class.

1.8  Year-End Adjustment. If necessary, on or before the last day of the first month of each fiscal year, an adjustment payment shall be made by the appropriate party in order that the amount of the Advisory Fees and Rule 12b-1 Fees waived, if any, and other payments remitted by the Adviser to a Fund with respect to the previous fiscal year shall equal the Excess Amount for such fiscal year.

1.9  Voluntary Fee Waiver/Expense Reimbursement. Nothing herein shall preclude the Adviser and/or the Distributor from either voluntarily waiving Advisory Fees or Rule 12b-1 Fees, as applicable, that it is entitled to from any class of any Fund and/or voluntarily reimbursing the expenses of any class of any Fund in a manner that is not required by this Section 1, as the Adviser or the Distributor, as applicable, in its sole and absolute discretion, deems reasonable or appropriate. Any such voluntary waiver or voluntary expense reimbursement may be modified or terminated by the Adviser or the Distributor, as applicable, at any time, in its sole and absolute discretion, without the approval of, but after notice to, the Board.

2.  Term; Termination.

2.1  Term. The term of this Agreement (the “Term”) shall begin on the date hereof (or, if later, the date a class of shares of a Fund is added to Schedule A or Schedule B, as the case may be, with respect to such class) (the “Effective Date”) and end after the close of business on April 30th of the immediately succeeding calendar year (or such other date as may be agreed to in writing by all of the parties hereto), unless this Agreement is earlier terminated (in whole or with respect only to the applicable Fund) in accordance with Section 2.2. The Term may be continued from year to year thereafter, provided that each such continuance is specifically approved by all of the parties hereto, including with respect to each Fund by a majority of the Trustees of the Trust who are not “interested persons,” as defined in the 1940 Act. No party shall be obligated to extend the Term of this Agreement.

2.2  Termination. This Agreement shall terminate:

  (i)with respect to all Funds, upon the first May 1st after the failure of the Agreement to be continued in accordance with Section 2.1;

  (ii)with respect to a Schedule A Fund and to the Adviser or the Distributor, as applicable, automatically upon the termination of the Advisory Agreement or the Rule 12b-1 Plan of such Schedule A Fund, unless otherwise agreed by the Adviser or the Distributor;

  (iii)with respect to a Schedule B Fund and the Adviser, automatically upon the termination of the Advisory Agreement of such Schedule B Fund, unless otherwise agreed by the Adviser; or

  (iv)upon a writing duly executed by the Adviser, the Distributor and the Trust terminating the Agreement with respect to a specified Fund or Funds.

3.  Miscellaneous.

3.1  Reports to the Board. The Adviser shall include in the compliance report provided at each regular quarterly meeting of the Board information enabling the Board to determine whether the Adviser and Distributor have fully complied with the requirements of this Agreement. The Adviser shall also report at each regular quarterly meeting of the Board the amount of Prior Expenses recovered by the Adviser and the Distributor from each Fund during the preceding calendar quarter.

3.2  Captions. The captions in this Agreement are included for convenience of reference only and in no other way define or delineate any of the provisions hereof or otherwise affect their construction or effect.

3.3  Interpretation. Nothing herein contained shall be deemed to require the Trust to take any action that is contrary to the Trust’s declaration of trust or bylaws, or any applicable statutory or regulatory requirement to which it is subject or by which it is bound, or to relieve or deprive the Board of its responsibility for and control of the conduct of the affairs of the Trust.

3.4  Definitions. Any question of interpretation of any term or provision of this Agreement, including but not limited to the Advisory Fee or Rule 12b-1 Fee, the computations of net asset values, and the allocation of expenses, having a counterpart in or otherwise derived from the terms and provisions of the Advisory Agreement, a Rule 12b-1 Plan or the 1940 Act, shall have the same meaning as and shall be resolved by reference to such Advisory Agreement or Rule 12b-1 Plan or the 1940 Act and to interpretations thereof, if any, by the United States courts or, in the absence of any controlling decision of any such court, by rules, regulations or orders of the Securities and Exchange Commission (the “SEC”) issued pursuant to the 1940 Act. In addition, if the effect of a requirement of the 1940 Act reflected in any provision of this Agreement is revised by rule, regulation or order of the SEC, that provision shall be deemed to incorporate the effect of that rule, regulation or order. Otherwise the provisions of this Agreement shall be interpreted in accordance with the substantive laws of the State of New York. Notwithstanding anything herein to the contrary, any waiver of fees or reimbursement of expenses under this Agreement shall be made in accordance with Section 18 of the 1940 Act and subchapter M of the Internal Revenue Code concerning preferential dividends.

[Remainder of Page Intentionally Left Blank]

IN WITNESS WHEREOF, the parties have caused this Agreement to be signed by their respective officers as of the day and year first above written.

BURNHAM INVESTORS TRUST on behalf of
each FUND set forth on Schedule A and Schedule B attached hereto

By:  /s/ Michael E. Barna
Michael E. Barna

Its: Executive Vice President, Chief Financial
Officer, Treasurer and Secretary

BURNHAM ASSET MANAGEMENT CORPORATION

By:  /s/ Jon M. Burnham
Jon M. Burnham

Its: Chairman, Chief Executive Officer and Director

BURNHAM SECURITIES, INC.

By:  /s/ Jon M. Burnham
Jon M. Burnham

Its: Chairman, Chief Executive Officer and Director

[Signature Page to Expense Limitation Agreement]

US1DOCS 6138309v10

Schedule A

Expense Limits

Fund	Date Added to Schedule	Share Class	Expense Limit* (% of average daily net assets of the class)
Burnham Fund	May 1, 2007	Class A	1.39%
Burnham Fund	May 1, 2007	Class B	2.14%
Burnham Fund	May 1, 2007	Class C	2.14%

Financial Services Fund	May 1, 2007	Class A	1.60%
Financial Services Fund	May 1, 2007	Class B	2.35%
Financial Services Fund	May 1, 2007	Class C	2.35%

* The Expense Limit for each class of each Schedule A Fund applies with respect to such class’ Capped Operating Expenses.

A-1
US1DOCS 6138309v10

Schedule B

Expense Limits

Fund	Date Added to Schedule	Share Class	Expense Limit* (% of average daily net assets of the class)
Financial Industries Fund	May 1, 2007	Class A	0.55%
Financial Industries Fund	May 1, 2007	Class C	0.55%

* The Expense Limit for each class of each Schedule B Fund applies with respect to such class’ Capped Other Expenses.